CELL MEDX CORP. OTCQB: CMXC

FOR IMMEDIATE RELEASE ON January 30, 2020

Cell MedX Corp. Reacquires World Wide Exclusivity Rights for the eBalanceⓇ Device

Carson City, Nevada, January 30, 2020, Cell MedX Corp. (OTCQB: CMXC, 9CX:MUN) (“Cell MedX” or the “Company”), a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, is pleased to announce that the Company has repurchased the worldwide exclusive direct rights for distribution of its eBalance® devices.

Cell MedX identified two distribution market channels for sales of the eBalance® device, individual rights for home based use (“Direct Rights”) and wholesale rights for use by clinics, doctors and practitioners (“Wholesale Rights”).  On March 21, 2019, the Company entered into a definitive agreement granting Live Current Media Inc. (“LIVC”) worldwide exclusive Direct Rights to the eBalance® device. For additional information please refer to the news release disseminated on March 27, 2019.

LIVC’s decision to concentrate its efforts on the eSports Industry created an opportunity for the Company to reacquire the Direct Rights from LIVC. By reacquiring the Direct Rights, Cell MedX can assure that proper time and dedication is put towards customer service while at the same time giving the Company greater flexibility with its sales and marketing program.

In order to reacquire the Direct Rights Cell MedX agreed to pay LIVC a royalty on all sales of the eBalance® device up to an aggregate USD$507,500 calculated as follows;

1.$25 per eBalance® device sold by Cell MedX. This royalty will cease after the sale of 3,500 eBalance® devices, resulting in a total royalty of USD$87,500

2.$5 per month for each eBalance® device generating recurring monthly revenue, up to an aggregate royalty of USD$420,000

3.The above payments are to be made quarterly

4.If the recurring monthly revenue is changed or cancelled then Cell MedX will pay USD$145 per eBalance® device sold to an aggregate of USD$507,500.

In addition to the royalty, Cell MedX agreed to issue to LIVC share purchase warrants entitling LIVC to purchase up to two million (2,000,000) common shares of Cell MedX (the “CMXC share”) as follows;

1.A warrant to acquire up to one million (1,000,000) CMXC shares at USD$0.50 per CMXC share (the “First Warrant”)

2.A warrant to acquire up to one million (1,000,000) CMXC shares at USD$1.00 per CMXC share (the “Second Warrant”)

3.The First Warrant and the Second Warrant expire three years after the issuance (the “Warrant Term”)

Cell MedX shall have the right, but not an obligation, to accelerate the expiry date of the warrants. The First Warrant may be accelerated in case where the weighted average closing price (the “WACP”) of the CMXC shares over any 30 consecutive trading day period that the CMXC shares trade on the OTC Market, or such other principal stock exchange or market, is equal to or greater than USD$1.00 per share. The Second Warrant may be accelerated when the WACP is equal to or greater than USD$1.75 per share. LIVC will have 30 days to exercise the warrants once LIVC receives an acceleration notice from CMXC.

About Cell MedX Corp.

Cell MedX Corp. is an early development stage biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to, diabetes, Parkinson’s disease, and high blood pressure. For more information about the Company and its technology please visit the Company’s website at www.cellmedx.com/investors/overview/.  For the Company’s newsletter please visit www.cellmedx.com/media/newsletters/.

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty

CEO, Director

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, and Annual Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. In particular, the Company’s eBalance technology is still in development.  Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

The information presented in this press release, including the statements made regarding the eBalance® device, have not been evaluated by the Food and Drug Administration or Health Canada, nor has it been peer reviewed. eBalance® should not be viewed as a substitute for professional medical advice, diagnosis, or treatment. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information please visit: www.cellmedx.com

Toll free: 1.844.238.2692